EXHIBIT 99.1

Southern Graphic Systems Acquires Backwell Design Inc.

TORONTO, ONT. (05/05/08)— Southern Graphic Systems-Canada, Co. (“SGS Canada”), a wholly owned subsidiary of SGS International, Inc. (“SGS”), a global leader in the digital imaging and communications industry, has announced that it has acquired Backwell Design Inc. and its affiliate Gemini Graphics Imaging Inc., established suppliers of package design, production artwork and packaging pre-press services located in London, Ontario, Canada.

For over 20 years, Backwell Design Inc. (“Backwell”) has been supplying Labatt Inbev North America and other local customers with strategic creative design and production artwork services. Backwell supplies the majority of Labatt Inbev North America’s packaging design and artwork services for many of their major brands including Labatt Blue, Kokanee, Keiths and Budweiser for the Canadian market. Backwell also services Labatt Inbev North America’s international and US business for such well known global brands as Stella Artois. Backwell and Gemini Imaging Inc. (“Gemini”) operate from the same London, Ontario location. Gemini provides packaging prepress services, which support Backwell’s design and artwork business to provide a complete “strategy to plate” solution for Labatt Inbev North America.

“Backwell has a longstanding relationship with Labatt Inbev North America and has worked with SGS for many years. Our partnership and the integration of our two businesses will deliver a more powerful integrated model to Labatt Inbev North America,” said Paul Naccarato, Senior Vice President of SGS Canada. He went on to say, “Labatt Inbev North America endorses and supports this acquisition and they are excited about these two companies coming together to increase the depth of services that Labatt Inbev will require today and in the future.”

Backwell and Gemini will continue to operate out of the London, Ontario location. This will complement SGS’s Brampton, Ontario facility, which receives finished artwork from London to produce printing plates and printing cylinders for many of Labatt Inbev’s packaging and label suppliers. “SGS’s acquisition of Backwell and Gemini will be positive for our employees and our valued customer,” said Duke Backwell, owner of Backwell and Gemini. “The benefit I see for our clients is the ability to deliver an integrated graphics solution from design to print,” offered Mr. Backwell. He went on to say “this marriage will offer our employees opportunities with a large global company like SGS.”

SGS offers a full spectrum of innovative digital solutions that streamline the capture, management, execution and distribution of graphics information. SGS’s clients include many of the world’s preeminent consumer products companies, retail merchants, and the printers that support them. SGS’s value proposition includes a broad creative service offering built on the foundation of executing from design to print.

SGS focuses on the domestic and international supply chain, helping clients build extraordinary new brands while growing existing brands. SGS’s industry leading technology facilitates the quest for reduced time to market and improved cost.

The suite of global services includes: color management, project management, digital asset management and remote approval/collaboration.

SGS is a portfolio company of Court Square Capital Partners (formerly Citigroup Venture Capital), located in New York, NY.

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions, based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include: loss of existing customers and/or failure to acquire new customers; graphic products industry trends, including greater than anticipated pricing pressures, product and service rates and factors affecting supply and demand; and our ability to execute our business plan, including the costs of and ability to integrate acquisitions; as well as other risk factors summarized in SGS International, Inc.’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.